EXHIBIT 3.1

THIRD AMENDED AND RESTATED BYLAWS OF
COASTAL FINANCIAL CORPORATION

(Incorporated Under the Laws of Washington) Section 1
SHAREHOLDERS’ MEETING

1.1    Place. Shareholders’ meetings will be held at such place, in or out of the State of Washington, as shall be determined by the Board of Directors and stated in the notice of meeting.
1.2    Annual Meeting. The annual meeting of the shareholders of the corporation for the election of directors to succeed those whose terms then expire and for the transaction of any other business as may properly come before the meeting will be held each year on the date determined by the Board of Directors. Failure to hold an election of directors at the annual meeting of the shareholders, through oversight or otherwise, does not affect the validity of any corporate action, and a meeting of the shareholders may be held at a later date for the election of directors and for the transaction of any other business that may properly come before the meeting. Any election held or other business transacted at a later meeting will be as valid as if done or transacted at the annual meeting of the shareholders. Any later meeting will be called in the same manner as a special meeting of the shareholders, and notice of the time, place, and purpose of the meeting will be given in the same manner as notice of a special meeting of the shareholders.
1.3    Special Meetings. Special meetings of the shareholders for any purpose or purposes may be called at any time by the Chief Executive Officer, President, any member of the Board of Directors, or by holders of not less than one-third (1/3) of all shares of stock of the corporation entitled to vote on any issue proposed to be considered at the meeting. Business transacted at any special meeting shall be confined to the purpose(s) stated in the notice of such meeting.
1.4    Notices of Meetings. Written notice stating the date, time, and place of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, will be delivered not less than ten (10) nor more than sixty (60) days before the date of the meeting, unless a purpose of the meeting is to act on an amendment to the Articles of Incorporation, a plan of merger or share exchange, a proposed sale of all or substantially all of the assets of the corporation, or the dissolution of the corporation, in which case notice will be delivered not less than twenty (20) nor more than sixty (60) days before the date of the meeting. Notice of any shareholders’ meeting will be delivered electronically, personally or by mail, by or at the direction of the Chief Executive Officer, President, the Secretary, or the person or persons calling the meeting, to each shareholder of record entitled to vote at the meeting and to others as required by law. If mailed, the notice will be deemed to be delivered when deposited in the United States mail with postage prepaid, addressed to the shareholder at his or her address as it appears in the current records of the corporation.

1.5    Waiver of Notice. Notice of any shareholders’ meeting may be waived by a shareholder, before or after the date and time of the meeting that is the subject of such notice, or in the case of a notice relating to a proposed corporate action without a meeting of shareholders, before or after the corporate action to be approved by executed consent becomes effective. Except as provided by this Section 1.5, the waiver must be delivered by the shareholder entitled to notice to the corporation for inclusion in the minutes or filing with the corporate records, which waiver shall be set forth either (a) in an executed and dated record or (b) if the corporation has designated an address, location, or system to which the waiver may be electronically transmitted and the waiver is electronically transmitted to the designated address, location, or system, in an executed and dated electronically transmitted record. A shareholder’s attendance at a meeting waives objection to lack of notice or defective notice of the meeting unless the shareholder objects at the beginning of the meeting to holding the meeting or transacting business at the meeting.

A shareholder waives objection to consideration of a particular matter at a meeting that is not within the purpose or purposes described in the meeting notice unless the shareholder objects to considering the matter when it is presented.
1.6    Adjourned Meetings. An adjournment or adjournments of any shareholders’ meeting may be taken until the time and place determined by those present, without new notice being given, whether by reason of the failure of a quorum to attend or otherwise. However, any meeting at which directors are to be elected will be adjourned only from day to day until the directors are elected.
1.7    Quorum of Shareholders. A majority of the votes in a voting group entitled to vote on a matter represented at a shareholders’ meeting in person or by proxy other than solely to object to the meeting or the business to be transacted, having once been in attendance at the meeting, will constitute a quorum for that voting group for action taken during the meeting on that matter. If a quorum is present, action is approved if the votes cast within the voting group favoring the action exceed the votes cast within the voting group opposing the action, unless the vote of a greater number is required by law, the Articles of Incorporation, or these Bylaws. Shareholders may participate in a meeting of the shareholders by means of a conference telephone, video conference or similar communications equipment by which all persons participating in the meeting can hear each other during the meeting. Participation by such means will constitute presence in person at a meeting.
1.8    Voting of Shares. A shareholder may vote either in person or by proxy executed in writing by the shareholder or his or her duly authorized attorney-in-fact. No proxy will be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy.
1.9    Action Without Meeting. Any action required or permitted to be taken at a meeting of the shareholders of the corporation may be taken without a meeting if a written consent resolution, setting forth the action taken, is signed by shareholders holding of record or otherwise entitled to vote in the aggregate not less than the minimum number of votes that would be necessary to approve such corporate action at a meeting at which all shares entitled to vote on the corporate action were present and voted. Once delivered, the consent resolution will have the same force and effect as a unanimous vote of the shareholders.
1.10    Conduct of Business.
(a)    The chairperson of any meeting of shareholders shall determine the order of business and the procedures at the meeting, including such regulation of the manner of voting and the conduct of discussion. The date and time of the opening and closing of the polls for each matter upon which the shareholders will vote at the meeting shall be announced at the meeting.
(b)    At any annual meeting of the shareholders, only such business shall be conducted as shall have been brought before the meeting (i) by or at the direction of the Board of Directors or (ii) by any shareholder of record of the corporation who gives notice of such of such proposal as provided for in this Section 1.10(b), who is entitled to vote with respect thereto and who complies with the notice procedures set forth in this Section 1.10(b). For business to be properly brought before an annual meeting by a shareholder, the business must relate to a proper subject matter for shareholder action and the shareholder must have given timely notice thereof in writing to the Secretary of the corporation. To be timely, a shareholder’s notice must be delivered or mailed to and received at the principal executive office of the corporation not earlier than one hundred twenty (120) days and not later than ninety (90) days prior to the date of the first anniversary of the preceding year’s annual meeting; provided, however, if the date of the annual meeting of shareholders is more than thirty (30) days earlier or later than the anniversary date of the most recent preceding annual meeting of shareholders, then not later than the close of business on the earlier of (a) the tenth (10th) day after public disclosure of the annual meeting date or (b) the sixtieth (60th) day prior to the date the corporation commences mailing of its proxy materials in connection with the annual meeting of shareholders. In no event shall the adjournment or postponement of an annual meeting (or the public announcement of the adjournment or postponement thereof) commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above. A shareholder’s notice to the Secretary shall set forth as to each matter such shareholder proposes to bring before the annual meeting (i) (A) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting and (B) the text of any proposal or business (including the text of any resolutions proposed for consideration, and in the event that such business includes a proposal to amend the Articles of Incorporation or these Bylaws, the language of the proposed amendment), (ii) the name and address, as they appear on the corporation’s books, of the shareholder and any Shareholder Associated Person proposing such business, (iii) the class and number of shares of the corporation’s capital stock that are beneficially owned by such shareholder and any Shareholder Associated Person, (iv) any other information relating to such shareholder and any Shareholder Associated Person that would be required to be (A) filed on Schedule 13D (including the exhibits thereto) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) by such shareholder or Shareholder Associated Person, regardless of whether such person has publicly filed or is required to publicly file a Schedule 13D containing such information or (B) disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal by such shareholder or Shareholder Associated Person pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (v) any agreements, arrangements or understandings entered into by the shareholder or Shareholder Associated Person, as appropriate, with respect to equity securities of the corporation, including any put or call arrangements, derivative securities, short positions, borrowed shares or swap or similar arrangements, specifying in each case the effect of such agreements, arrangements or understandings on any voting or economic rights of equity securities of the corporation, in each case as of the date of the notice and in each case describing any changes in voting or economic rights which may arise pursuant to the terms of such agreements, arrangements or understandings, and, to the extent not covered in the immediately preceding clause, any disclosures that would be required pursuant to Item 5 or Item 6 of Schedule 13D (regardless of whether the requirement to file a Schedule 13D is applicable to the shareholder or beneficial owner), and copies of all agreements and other documents relating to each such derivative securities and other derivatives or similar arrangements, (vi) a statement disclosing (A) whether such shareholder or any Shareholder Associated Person is acting with or on behalf of any other person and (B) if applicable, the identity of such person, (vii) any material interest of such shareholder or Shareholder Associated Person in such business, including any anticipated benefits therefrom to such shareholder or Shareholder Associated Person, (viii) a description of any agreement, arrangement, or understanding with respect to such business between or among the shareholder or any Shareholder Associated Person, if any, on whose behalf the business is being made and any of their affiliates or associates, and any others (including their names) acting in concert with any of the foregoing, and a representation that the shareholder will notify the corporation in writing of any such agreement, arrangement, or understanding in effect as of the record date for the meeting within five (5) business days after the record date for such meeting, (ix) a description of any direct or indirect interest of such shareholder or any Shareholder Associated Person in any contract with the corporation, any affiliate of the corporation or any principal competitor of the corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), and (x) a description of any pending or threatened litigation in which such shareholder or any Shareholder Associated Person is a party or material participant involving the corporation or any of its officers or directors, or any affiliate of the corporation. Notices made pursuant to this section shall set forth a representation that (X) the shareholder and each Shareholder Associated Person, if any, will notify the corporation in writing of the class, series and number of such shares of the corporation’s capital stock owned of record and beneficially as of the record date for the meeting, promptly following the later of the record date or the date notice of the record date is first publicly disclosed and (Y) the shareholder delivering the notice pursuant to this section is a shareholder of record of the corporation entitled to vote at the meeting, will continue to be a shareholder of record of the corporation entitled to vote at such meeting through the date of such meeting and intends to appear in person or by proxy at the meeting to propose such business. Notwithstanding anything in these Bylaws to the contrary, no business shall be brought before or conducted at an annual meeting except in accordance with the provisions of this Section 1.10(b). The Chairperson of the Board or other person presiding over the annual meeting shall, if the facts so warrant, determine and declare to the annual meeting that business was not properly brought before the annual meeting in accordance with the provisions of this Section
1.10(b) and, if he or she should so determine, he or she shall so declare to the annual meeting and any such business so determined to be not properly brought before the meeting shall not be transacted at such annual meeting.

At any special meeting of the shareholders, only such business shall be conducted as shall have been brought before the meeting in accordance with Section 1.3 of these Bylaws.
(c)    Only persons who are nominated in accordance with the procedures set forth in this Section 1.10 shall be eligible for election as directors. Nominations of persons for election to the Board of Directors of the corporation may be made at a meeting of shareholders at which directors are to be elected only (i) by or at the direction of the Board of Directors (each a “Board Nominee”) or (ii) by any shareholder of record of the corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Section 1.10(c) (each a “Shareholder Nominee”). Nominations of a Shareholder Nominee shall be made by timely notice in writing to the Secretary of the corporation. To be timely, a shareholder’s notice shall be delivered or mailed to and received at the principal executive office of the corporation not earlier than one hundred twenty (120) days and not later than ninety (90) days prior to the date of the first anniversary of the preceding year’s annual meeting; provided, however, if the date of the annual meeting of shareholders is more than thirty (30) days earlier or later than the anniversary date of the most recent preceding annual meeting of shareholders, then notice by the shareholder will be timely if so received not later than the close of business on the earlier of (a) the tenth (10th) day after public disclosure of the annual meeting date, or (b) the sixtieth (60th) day prior to the date the corporation commences mailing of its proxy materials in connection with the annual meeting of shareholders. In no event shall the adjournment or postponement of an annual meeting (or the public announcement of the adjournment or postponement thereof) commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above. For the avoidance of doubt, a shareholder shall not be entitled to make additional or substitute nominations following expiration of the time periods set forth in Section 1.10. Such shareholder’s notice shall be signed by the noticing shareholder and Shareholder Nominee and shall set forth (i) as to each Shareholder Nominee, (A) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (B) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such shareholder and any Shareholder Associated Person, on the one hand, and each Shareholder Nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including without limitation all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if the shareholder making the nomination and any Shareholder Associated Person were the “registrant” for purposes of such rule and the Shareholder Nominee were a director or executive officer of such registrant; and (ii) as to the shareholder giving the notice and each Shareholder Associated Person (A) the name and address, as they appear on the corporation’s books, of such shareholder and the name and address of each Shareholder Associated Person, (B) the class and number of shares of the corporation’s capital stock that are beneficially owned by such shareholder and each Shareholder Associated Person, (C) any other information relating to such shareholder and each Shareholder
Associated Person that would be required to be (1) filed on Schedule 13D (including the exhibits thereto) under the Exchange Act by such shareholder or any Shareholder Associated Person, regardless of whether such person has publicly filed or is required to publicly file a Schedule 13D containing such information or (2) disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (D) any agreements, arrangements or understandings entered into by the shareholder or Shareholder Associated Person, as appropriate, with respect to equity securities of the corporation, including any put or call arrangements, derivative securities, short positions, borrowed shares or swap or similar arrangements, specifying in each case the effect of such agreements, arrangements or understandings on any voting or economic rights of equity securities of the corporation, in each case as of the date of the notice and in each case describing any changes in voting or economic rights which may arise pursuant to the terms of such agreements, arrangements or understandings, and, to the extent not covered in immediately preceding clause, any disclosures that would be required pursuant to Item 5 or Item 6 of Schedule 13D (regardless of whether the requirement to file a Schedule 13D is applicable to the shareholder or beneficial owner), and copies of all agreements and other documents relating to each such derivative securities and other derivatives or similar arrangements, (E) a statement disclosing (1) whether such shareholder or any Shareholder Nominee thereof is acting with or on behalf of any other person and (2) if applicable, the identity of such person, (F) a description of any agreement, arrangement, or understanding with respect to such nomination between or among the shareholder or any Shareholder Associated Person, if any, on whose behalf the nomination is being made and any of their affiliates or associates, and any others (including their names) acting in concert with any of the foregoing, and a representation that the shareholder will notify the corporation in writing of any such agreement, arrangement, or understanding in effect as of the record date for the meeting within five business days after the record date for such meeting, (G) a description of any direct or indirect interest of such shareholder or any Shareholder Associated Person in any contract with the corporation, any affiliate of the corporation or any principal competitor of the corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), and (H) a description of any pending or threatened litigation in which such shareholder or any Shareholder
Associated Person is a party or material participant involving the corporation or any of its officers or directors, or any affiliate of the corporation. Notices made pursuant to this section in connection with the nomination of Shareholder Nominees shall set forth a representation that (X) the shareholder and each Shareholder Associated Person, if any, intend or are part of a group that intends to solicit proxies or votes in support of each person whom the shareholder proposes to nominate for election or reelection to the Board of Directors in accordance with Rule

14a-19 under the Exchange Act, (Y) the shareholder and each Shareholder Associated Person, if any, will notify the corporation in writing of the class, series and number of such shares of the corporation’s capital stock owned of record and beneficially as of the record date for the meeting, promptly following the later of the record date or the date notice of the record date is first publicly disclosed and (Z) the shareholder delivering the notice pursuant to this section is a shareholder of record of the corporation entitled to vote at the meeting, will continue to be a shareholder of record of the corporation entitled to vote at such meeting through the date of such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination. Such shareholder and each Shareholder Associated Person must, in the case of nomination or nominations, have delivered prior to the meeting a proxy statement and form of proxy to holders of at least sixty-seven percent (67%) of the shares entitled to vote at the meeting for which the director nomination is being made, soliciting proxies in support of such Shareholder Nominee in accordance with Rule 14a-19 under the Exchange Act, and must have included such material in the shareholder’s notice. “Shareholder Associated Person” of any shareholder means (1) any affiliate or associate (as such terms are defined for purposes of the Exchange Act) of the shareholder and any other person acting in concert with them, (2) any beneficial owner of shares of stock of the corporation owned of record or beneficially by such shareholders, and (3) any person controlling, controlled by, or under common control with such person. The corporation may require any proposed nominee to furnish such other information as may reasonably be required by the corporation to determine the eligibility of such proposed nominee to serve as an independent director of the corporation or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee.
(d)    A Shareholder Nominee nominated pursuant to Section 1.10(c) shall only be eligible for consideration to be nominated for election or reelection as a director of the corporation, if the notice required pursuant to Section 1.10(c) is accompanied by (i) a completed written questionnaire with respect to the background and qualification of such Shareholder Nominee and the background of any other person or entity on whose behalf the nomination is being made (which form of questionnaire shall be provided by the Secretary to the nominating shareholder upon written request) signed by the Shareholder Nominee and (ii) the written consent of each Shareholder Nominee to:
(A) provide, within such time period specified by the corporation, such information concerning the Shareholder Nominee as may reasonably be required by the Board of Directors or an applicable committee of the Board of Directors to determine the eligibility of such Shareholder Nominee to serve as an independent director of the corporation, that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such Shareholder Nominee, and (B) a background check to confirm the qualifications and character of the Shareholder Nominee and to make such other determinations as the Board of Directors or an applicable committee of the Board of Directors may deem appropriate or necessary, and (iii) the written representation and agreement (in the form provided by the Secretary to the nominating shareholder upon written request) of the Shareholder Nominee that he or she (A) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the corporation or (2) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the corporation, with such person’s fiduciary duties under applicable law, (B) is not a party to any agreement, arrangement or understanding that the Shareholder Nominee has with any person or entity other than the corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein and that he or she will promptly disclose to the Secretary any such agreement, arrangement, or understanding that arises at any time during the Shareholder
Nominee’s service on the Board of Directors, (C) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the corporation, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the corporation, and (D) if the Board of Directors determines that such Shareholder Nominee failed to comply with the provisions of this Section 1.10(d) in any material respect, provides such Shareholder Nominee notice of any such determination and, if such non- compliance may be cured, such Shareholder Nominee fails to cure such non-compliance within ten (10) business days after delivery of such notice to such Shareholder Nominee, the corporation may deem the nomination to be defective and disregard such nomination, deeming any proxies or votes received for such Shareholder Nominee void.
(e)    A person is not eligible to serve as director if he or she: (i) is under indictment for, or has ever been convicted of, a criminal offense, involving dishonesty or breach of trust and the penalty for such offense could be imprisonment for more than one year; (ii) is a person against whom a federal or state bank regulatory agency has, within the past ten years, issued a cease and desist order for conduct involving dishonesty or breach of trust and that order is final and not subject to appeal; (iii) has been found either by any federal or state regulatory agency whose decision is final and not subject to appeal, or by a court, to have (A) committed a willful violation of any law, rule or regulation governing banking, securities, commodities or insurance, or any final cease and desist order issued by a banking, securities, commodities or insurance regulatory agency or (B) breached a fiduciary duty involving personal profit; or (iv) has been nominated by a person who would be disqualified from serving as a director of the corporation under this Section 1.10(e).
(f)    The various requirements set forth in subsections (b) and (c) of this Section 1.10 shall apply to all shareholder business and nominations, without regard to whether such business or nominations are required to be included in the corporation’s proxy statement or form of proxy.
(g)    If, after the shareholder has delivered such notice, any information required to be contained in such notice changes prior to the date of the relevant annual meeting, such notice shall be deemed to be not in compliance with this Section 1.10 and therefore not effective unless such shareholder, within five (5) days of the date of the event causing such change in information, delivers to the corporation an updated notice containing such change.
Notwithstanding anything to the contrary contained in these Bylaws, no business shall be conducted at an annual meeting of the shareholders except in accordance with the procedures set forth in this Section 1.10. In addition, any proposal of business (other than the nomination of persons for election to the Board of Directors pursuant to Section 1.10(c)) must be a proper matter for shareholder action. The Chairperson of any meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting and in accordance with the provisions of this Section 1.10(b), and if the Chairperson should so determine, the Chairperson shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.
(h)    Upon request by the corporation, if any shareholder provides notice pursuant to Rule 14a-19(b) under the Exchange Act, such shareholder shall deliver to the corporation reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) under the Exchange Act and such evidence shall be received by the Secretary of the corporation at the principal executive offices of the corporation not later than five (5) business days prior to the date of the meeting of shareholders. Unless otherwise required by law, if any shareholder (i) (A) provides notice pursuant to Rule 14a-19(b) under the Exchange Act and (B) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) and Rule 14a-19(a)(3) under the Exchange Act or (ii) notifies the corporation that such shareholder no longer intends to solicit proxies in accordance with Rule 14a-19 under the Exchange Act, then the corporation shall disregard any proxies or votes solicited for such shareholder’s director nominees.
(i)    Notwithstanding the foregoing provisions of this Section 1.10, unless otherwise required by law, if the shareholder who delivered the notice (or a qualified representative of such shareholder) does not appear at the meeting of shareholders of the corporation and present his or her proposed business or nomination(s), such proposed business will not be transacted and any such nomination will be disregarded, notwithstanding that proxies in respect of such vote may have been received by the corporation. For purposes of this Section 1.10, to be considered a qualified representative of a shareholder of the corporation, a person must be a duly authorized officer, manager or partner of such shareholder or must be authorized by a writing executed by such shareholder (or a reliable reproduction or electronic transmission of the writing) stating that such person is authorized to act for such shareholder as a proxy at the meeting of shareholders of the corporation, and such person must produce proof that he or she is a duly authorized officer, manager or partner of such shareholder or such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, as well as valid government-issued photo identification, at the meeting of shareholders of the corporation. Notwithstanding anything to the contrary contained in these Bylaws, if the person whom the noticing shareholder proposes to nominate for election or re-election as a director pursuant to the notice procedures set forth in this Sections 1.10 hereof becomes ineligible or unwilling to serve on the Board of Directors, the noticing shareholder may not, at the annual meeting for which its notice for nomination has previously been given, propose to nominate any substitute, successor or replacement nominee for election or reelection as a director, unless it gives a new timely notice pursuant to this section.

Section 2 BOARD OF DIRECTORS

2.1    Number and Qualifications.All corporate powers shall be exercised by, or under the authority of, and the business and affairs of the corporation will be managed by a board of directors, the members of which need not be shareholders of the corporation or residents of the State of Washington. The range in the number of directors will be as set by the Articles of Incorporation with the exact number of directors to be determined by resolution of the Board of Directors from time to time.
2.2    Election - Term of Office. The directors will be elected by the shareholders pursuant to the Articles of Incorporation, to hold office for the terms specified in the Articles of Incorporation.
2.3    Vacancies. Except as otherwise provided by law, vacancies in the Board of Directors, whether caused by resignation, death, or otherwise, may be filled by the remaining directors, whether constituting a quorum or not, or by the shareholders entitled to vote for the positions vacated. Directors elected to fill vacancies will hold office during the unexpired term of their predecessors and until their successors are elected and qualified.
2.4    Annual Meeting. The annual meeting of the Board of Directors will be held immediately after and at the same place as the shareholders’ annual meeting or any later shareholders’ meeting at which directors are elected.
2.5    Regular Meetings. Regular meetings of the Board of Directors will be held on the dates and at the times and places decided by resolution of the Board of Directors.
2.6    Special Meetings. Special meetings of the Board of Directors may be held at any time and at any place whenever called by the Chairperson, the Chief Executive Officer, the President or any two (2) directors of the corporation.
2.7    Notice of Meetings. Notice of regular meetings of the Board of Directors is not required. Notice of the date, time, and place of special meetings of the Board of Directors must be given, by or at the direction of the Chairperson of the Board, the Chief Executive Officer, the President, the Secretary, or any person or persons calling the meeting, electronically or by mail, facsimile or personal communication over the telephone or otherwise, at least two (2) days prior to the day on which the meeting is to be held. No notice need be given if the time and place of the meeting has been fixed by resolution of the Board of Directors and a copy of the resolution has been mailed to every director at least two (2) days before the meeting.
2.8    Waiver of Notice. Notice of any meeting of the Board of Directors may be waived at any time, either before or after a meeting, if the waiver is in writing, signed by the director entitled to notice, and delivered to the corporation. Notice is waived by any director attending or participating in a meeting unless the director, at the beginning of the meeting or promptly on the director’s arrival, objects to holding the meeting or transacting business at the meeting and does not vote for or assent to any action taken at the meeting.
2.9    Quorum of Directors; Attendance. A majority of the number of directors fixed in accordance with the Articles of Incorporation or Bylaws from time to time will constitute a quorum for the transaction of business. The act of a majority of the directors present at a meeting at which a quorum is present will be the act of the Board of Directors. Members of the Board of Directors or any committee designated by the Board of Directors may participate in a meeting of the Board or committee by means of a conference telephone or similar communication equipment by which all persons participating in the meeting can hear each other at the meeting. Participation by such means will constitute presence in person at a meeting.
2.10    Dissent by Directors. A director of the corporation who is present at a meeting of its Board of
Directors at which action on any corporate matter is taken will be presumed to have assented to the action unless (a) the director objects at the beginning of the meeting, or promptly on his or her arrival, to holding the meeting or transacting business at the meeting; (b) the director’s dissent or abstention from the action taken is entered in the minutes of the meeting, or (c) the director delivers written notice of his or her dissent or abstention to the presiding officer of the meeting before its adjournment or to the corporation within a reasonable time after adjournment. The right of dissent or abstention is not available to a director who votes in favor of the action taken.
2.11    Action Without Meeting. Any action which may be or is required to be taken at a meeting of the Board of Directors, or any action which may be taken at a meeting of a committee designated by the Board of
Directors, may be taken without a meeting if a written consent resolution, setting forth the action taken, is signed by all of the directors or all of the members of the committee, as the case may be, and is delivered to the corporation. The fully signed consent resolution will have the same force and effect as a unanimous vote.
2.12    Removal of Directors. One or more directors may be removed by the shareholders of the corporation in accordance with the provisions of the Articles of Incorporation of the corporation. Any vacancy caused by such removal may be filled by the shareholders at such meeting, and any director elected to fill such vacancy shall serve only for the unexpired term of his predecessor in office.
2.13    Executive Committee. By resolution adopted by a majority of the full Board of Directors, the Board may designate from among its members an Executive Committee of not less than two (2) members, and may designate one of such members as chairperson. Any member of the Board may serve as an alternate member of the Executive Committee in the absence of a regular member or members. The Executive Committee shall have and exercise all of the authority of the Board of Directors during intervals between meetings of the Board except that the Executive Committee shall not have the authority to: (1) authorize or approve a distribution except according to a general formula or method prescribed by the Board of Directors; (2) approve or propose to shareholders action required to be approved by shareholders; (3) fill vacancies on the Board of Directors or on any of its committees; (4) amend the Articles of Incorporation of the corporation; (5) adopt, amend, or repeal the Bylaws of the corporation;
(6) approve a plan or merger not requiring shareholder approval, or (7) authorize or approve the issuance or sale or contract for sale of shares, or determine the designation and relative rights, preferences, and limitations of a class or series of shares, except as authorized by the Board of Directors within limits specifically prescribed by the Board.
2.14    Other Committees. By resolution adopted by a majority of the full Board of Directors, the Board may designate from among its members such other committees as it may deem necessary, each of which shall consist of not less than two (2) directors and have such powers and duties as may from time to time be prescribed by the Board.
2.15    Rules of Procedure. The majority of the members of any committee may fix its rules of procedure. All actions by any committee shall be reported in written minutes available at any reasonable time to any Board member. Such actions shall be subject to revision, alteration and approval by the Board of Directors; provided, that no rights or acts of third parties who have relied in good faith on the authority granted herein shall be affected by such revision or alteration.
Section 3 OFFICERS

3.1    Officers Enumerated - Election. The officers of the corporation may include a Chief Executive Officer, President, Secretary, and Treasurer and one or more Vice Presidents, as well as any assistants to the officers as the Board of Directors may determine. The Board of Directors, in its discretion, may also elect a Chairperson of the Board from among the members of the Board. All officers will be elected by the Board of Directors at its annual meeting to hold office until their successors are elected and qualified.
3.2    Qualifications. None of the officers of the corporation need be a director, except the Chairperson of the
Board.
3.3    Chairperson of the Board. The Chairperson of the Board, if any, will preside over all shareholder and director meetings at which he or she is present and will perform such other duties as may from time to time be assigned by the Board of Directors; provided, however, that the Chairperson of the Board will not, solely by reason of his or her office, be considered an executive officer of the corporation or be assigned executive responsibilities or participate in the operational management of the corporation
3.4    Chief Executive Officer. The Chief Executive Officer will oversee the operations of the corporation. Subject to the authority of the Board of Directors, the Chief Executive Officer will have general charge, supervision, and control over the business and affairs of the corporation and will be responsible for its management. If no Chairperson of the Board is elected, or in the absence of the Chairperson or Vice Chairperson, if any, of the Board, the Chief Executive Officer will preside at all meetings of the shareholders, and of the Board of Directors if he or she is a member of the Board. Any shares of stock of another corporation held by the corporation will be voted by the Chief Executive Officer, subject to direction from the Board of Directors. The Chief Executive Officer will perform any other duties assigned to that office from time to time by the Board of Directors.
3.5    President. If no Chief Executive Officer is appointed, the President will act as the chief executive officer of the corporation, will have responsibility for the general management of the business of the corporation, and will perform those duties set forth in Section 3.3 of these Bylaws. If the Chief Executive Officer is absent or disabled, the President will have and may exercise and perform the authority and duties of the Chief Executive Officer. If the Board of Directors has appointed a Chief Executive Officer, the President shall manage the day-to-day operations of the corporation as well as perform any other duties assigned to that office from time to time by the Board of Directors or Chief Executive Officer.
3.6    Vice President. If the Chief Executive Officer and President are absent or disabled, the Vice Presidents, if any, in the order designated by the Board of Directors, will have and may exercise and perform the authority and duties of Chief Executive Officer and the President. In addition, the Vice President will perform any other duties assigned to that office by the Board of Directors, Chief Executive Officer or President from time to time. Each Vice President will have the title, seniority, and duties established for him or her by the Board of Directors.
3.7    Secretary. The Secretary will prepare and keep minutes of meetings of shareholders and directors, will be responsible for authenticating records of the corporation, and will exercise the usual authority pertaining to the office of secretary. The Secretary will keep the stock book of the corporation, a record of certificates representing shares of stock issued by the corporation, and a record of transfers of certificates. The Secretary will keep and, when proper, affix the seal of the corporation, if any, and will perform any other duties assigned to that office by the Board of Directors, Chief Executive Officer or President from time to time.
3.8    Treasurer. The Treasurer will have charge and custody of and be responsible for all funds and securities of the corporation. The Treasurer will deposit all such funds in the name of the corporation in the depositories or invest them in the investments designated or approved by the Board of Directors, and will authorize disbursement of the funds of the corporation in payment of just demands against the corporation or as may be ordered by the Board of Directors on securing proper vouchers. The Treasurer will render to the Board of Directors from time to time, as may be required, an account of all transactions as Treasurer, and will perform any other duties assigned to that office from time to time by the Board of Directors, Chief Executive Officer or President.
3.9    Other Officers and Agents. The Board of Directors may appoint other officers and agents as it deems necessary or expedient. Such other officers and other agents will hold their positions for the periods determined from time to time by the Board of Directors. These other officers and agents will exercise the authority and perform the duties prescribed for them by the Board of Directors, which authority and duties may include, in the case of the other officers, one or more of the duties of the named officers of the corporation.
3.10    Removal of Officers. Any officer or agent may be removed by the Board of Directors whenever in its judgment the best interests of the corporation will be served by doing so. Removal will be without prejudice to the contract rights, if any, of the person removed. Election or appointment of an officer or agent will not of itself create contract rights.
3.11    Vacancies. Vacancies in any office arising from any cause may be filled by the Board of Directors at any regular or special meeting.
3.12    Salaries. Salaries of all officers and agents of the corporation appointed by the Board of Directors will be set by the Board of Directors.

Section 4
BUSINESS OF THE CORPORATION

4.1    Obligations. The Chief Executive Officer or President (or the Vice President in their absence or disability), will have responsibility for and authority to carry out the normal and regular business affairs of the corporation. Any agreements or other documents requiring Board approval will be valid if approved by the Board and signed by the Chairperson of the Board, the Chief Executive Officer, President, or Vice President and attested by the Secretary or an Assistant Secretary.
4.2    Contracts. The Board of Directors may authorize any officer or agent to enter into any contract or execute and deliver any instrument in the name of and on behalf of the corporation. This authority may be general or confined to specific instances.
4.3    Loans to Corporation. No loans will be contracted on behalf of the corporation, and no evidence of indebtedness will be issued in its name, unless authorized by the Board of Directors. This authority may be general or confined to specific instances.

4.4    Checks and Drafts. All checks, drafts, or other orders for the payment of money, notes, or other evidence of indebtedness issued in the name of the corporation will be signed by the officer(s) or agent(s) of the corporation and in the manner prescribed from time to time by the Board of Directors.

Section 5
INDEMNIFICATION

The corporation may provide indemnification consistent with its Articles of Incorporation and applicable state and federal laws.

Section 6 STOCK

6.1    Certificate of Stock. Each shareholder shall be entitled to certificates that represent and certify the shares of stock he or she holds in the corporation. Certificates of stock will be issued in numerical order. Each shareholder will be entitled to a certificate signed, either manually or in facsimile, by the Chief Executive Officer,
President or Vice President and the Secretary. The certificate may be sealed with the corporate seal. Every certificate of stock will state:
(a)    The name of the corporation and the fact that the corporation is incorporated under the laws of the State of Washington;
(b)    The name of the registered holder of the shares represented by the certificate; and
(c)    The number and class of the shares and the designation of the series, if any, represented by the certificate.

Notwithstanding anything to the contrary herein, the Board of Directors may provide by resolution that some or all of the shares of any or all classes or series of the corporation’s capital stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the corporation.
6.2    Transfer. Shares of stock may be transferred by delivery of the certificate, accompanied by either an assignment in writing on the back of the certificate or a separate written assignment and power of attorney to transfer the same, which in either event is signed by the record holder of the certificate. No transfer will be valid, except as between the parties to the transfer, until the transfer is made on the books of the corporation. Except as otherwise specifically provided in these Bylaws, no shares of stock will be transferred on the books of the corporation until the outstanding certificate or certificates representing the transferred stock have been surrendered to the corporation.
6.3    Shareholders of Record. The corporation will be entitled to treat the holder of record on the books of the corporation of any share or shares of stock as the holder in fact of those shares for all purposes, including the payment of dividends on and the right to vote the stock, unless provided otherwise by the Board of Directors.
6.4    Loss or Destruction of Certificates. If any certificate of stock is lost or destroyed, another may be issued in its place on proof of loss or destruction and on the giving of a satisfactory bond of indemnity to the corporation. A new certificate may be issued without requiring any bond when, in the judgment of the Board of Directors, it is proper to do so.
6.5    Record Date and Transfer Books. For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose, the Board of Directors will make in advance a record date for any such determination of shareholders. The record date in any case will not be more than seventy (70) days and, in the case of a meeting of shareholders, not less than ten (10) days prior to the date on which the particular action requiring the determination of shareholders is to be taken. If no record date is fixed for these purposes, the date on which notice of the meeting is mailed or the date on which the resolution of the Board of

Directors declaring the dividend is adopted, as the case may be, will be the record date for the determination of shareholders.
6.6    Regulations. The Board of Directors will have the power and authority to make all rules and regulations it deems expedient concerning the issue, transfer, conversion, and registration of certificates for shares of stock of the corporation not inconsistent with these Bylaws, the Articles of Incorporation, or the laws of the United States or the State of Washington.

Section 7 BOOKS AND RECORDS

7.1    Records of Corporate Meetings and Share Register. The corporation will keep at either its principal place of business, its registered office, or another place permitted by law, as the Board of Directors may designate,
(a) complete books and records of account and complete minutes or records of all of the proceedings of the Board of Directors, director committees, and shareholders, and (b) a record of shareholders, giving the names of the shareholders in alphabetical order by class of shares and showing their respective addresses and the number and class of shares held by each.
7.2    Reliance on Records. Any person dealing with the corporation may rely on a copy of any of the records of the proceedings, resolutions, or votes of the Board of Directors, director committees, or shareholders when certified by the Chief Executive Officer, President, Vice President, or Secretary.

Section 8
CORPORATE SEAL

The corporation may adopt, but will not be required to adopt, a corporate seal. If a seal is adopted, it will consist of a flat-faced circular die producing words, letters, and figures in raised form which will state the name of the corporation, the year of its incorporation, and the words “corporate seal.”

Section 9
AMENDMENTS

9.1    By the Shareholders. These Bylaws may be amended. altered, or repealed at any regular or special meeting of the shareholders in accordance with applicable law if notice of the proposed alteration or amendment is contained in the notice of the meeting.
9.2    By the Board of Directors. The Bylaws may be amended, altered, or repealed by the affirmative vote of a majority of the whole Board of Directors at any regular or special meeting of the Board; provided, however, the Board of Directors shall not amend, alter, or repeal any Bylaw in such manner as to affect the classifications or compensation of the directors in any way. Any action of the Board of Directors with respect to the amendment, alteration or repeal of these Bylaws is hereby made expressly subject to change or repeal by the shareholders.

Section 10 FISCAL YEAR

The fiscal year of the corporation shall be the calendar year.

Section 11
EXCLUSIVE FORUM FOR CERTAIN DISPUTES

Unless the corporation consents in writing to the selection of an alternative forum, a state court located within the State of Washington (or, if no state court located within the State of Washington has jurisdiction, the United States District Court for the Western District of Washington) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the corporation, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the corporation to the corporation or the corporation’s shareholders, (3) any action asserting a claim arising pursuant to any provision of the Washington Business Corporation Act, and (4) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this Section 11.